Exhibit 10.2

COCA-COLA ENTERPRISES, INC.

SUPPLEMENTAL SAVINGS PLAN

(EFFECTIVE OCTOBER 2, 2010)

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5.4.	Automatic Distribution	8
5.5.	Distributions on Account of Death	8
5.6.	Acceleration of Distribution Due to Financial Hardship	8

ARTICLE VI ADMINISTRATION		8
6.1.	Plan Administration	8
6.2.	Administrative Committee Action	8
6.3.	Rights and Duties	9
6.4.	Compensation, Indemnity, and Liability	9
6.5.	Taxes	9

ARTICLE VII CLAIMS PROCEDURE		9

ARTICLE VIII AMENDMENT AND TERMINATION		10
8.1.	Amendment	10
8.2.	Termination of the Plan	10

ARTICLE IX MISCELLANEOUS		10
9.1.	Limitation on Participant’s Rights	10
9.2.	Benefits Unfunded	10
9.3.	Other Plans	11
9.4.	Governing Law	11
9.5.	409A Compliance	11
9.6.	Gender, Number, and Headings	11
9.7.	Successors and Assigns; Nonalienation of Benefits	11

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ARTICLE I

INTRODUCTION AND PURPOSE

1.1. Purpose. The purpose of the Coca-Cola Enterprises, Inc. Supplemental Savings Plan (the “Plan”) is to provide a select group of management and highly compensated employees with the opportunity to enhance their retirement security by deferring a portion of their compensation under the Plan. This Plan is a continuation of the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan, certain liabilities of which will be transferred to International CCE Inc. before the closing of the transaction contemplated by the Business Separation and Merger Agreement by and between Coca-Cola Enterprises Inc., International CCE Inc., The Coca-Cola Company, and Cobalt Subsidiary LLC dated February 25, 2010 (referred to herein as the “Merger”). After the Merger, International CCE Inc. will be renamed Coca-Cola Enterprises, Inc. In addition, the Plan provides for employer contributions with respect to certain compensation in excess of the limitations under Internal Revenue Code section 401(a)(17).

1.2. Effective Date. The Plan shall be effective on October 2, 2010.

ARTICLE II

DEFINITIONS

“Account” means the record maintained by the Administrative Committee that represents each Participant’s interest under the Plan. Such interest may be reflected as a book reserve entry in the Company’s accounting records, or as a separate account under a trust, or as a combination of both methods. Each Participant’s Account shall consist of at least two subaccounts: a Deferral Account and an Employer Contribution Account. An Initial Participant shall also have an Employer Matching Account.

“Administrative Committee” means the committee appointed pursuant to Article VI to administer the Plan or such committee’s designee.

“Affiliates” means all entities treated as a single service recipient or employer with the Company pursuant to Code section 409A.

“Beneficiary” means (i) the beneficiary designated by the Participant in accordance with the procedures established by the Administrative Committee, (ii) if the Participant has not designated a beneficiary or such beneficiary is no longer living, the Participant’s surviving spouse, and (iii) if there is no designated beneficiary or surviving spouse, the Participant’s estate. An Initial Participant’s beneficiary designation under the Prior Supplemental Plan will continue in effect under this Plan unless changed or revoked in accordance with the rules hereunder.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to any section of the Code includes reference to any regulations promulgated thereunder, and any related administrative guidance, notice, or ruling that amends or supplements such section.

“Company” means International CCE Inc., Coca-Cola Enterprises, Inc. as its successor, and any subsequent successor or successors.

“Compensation” means, for the period from the Effective Date through December 31, 2010, those amounts that would be included in the definition of “Compensation” under the MESIP (if Participants had continued to participate in the MESIP during such period). Effective January 1, 2011, Compensation means those amounts included in the definition of “compensation” under the Savings Plan. For purposes of this Plan, “Compensation” shall be determined without regard to the limits of Code section 401(a)(17) and shall include amounts deferred under this Plan, but shall exclude the amount of a Participant’s MIP Award, whether or not deferred hereunder.

“Deferral Account” means that portion of each Participant’s Account that represents his interest in the Plan that is credited pursuant to Sections 4.1(a) and 4.1(d), including an amount equal to an Initial Participant’s deferral account under the Prior Supplemental Plan immediately before the Effective Date.

“Deferral Election” means a Participant’s election to defer a portion of his Compensation and/or his MIP Award, which election must be made in the manner required by the Administrative Committee.

“Effective Date” means October 2, 2010.

“Eligible Employee” means, with respect to Deferral Elections and employer matching contributions, any employee who satisfies the criteria for participation in the Plan, as established by the Administrative Committee, and with respect to the Employer Contribution Account, any employee whose compensation taken into account under the Savings Plan is limited by Code section 401(a)(17).

“Employer” means the Company or any Participating Company.

“Employer Contribution Account” means that portion of each Participant’s Account that represents his interest in the Plan that is credited pursuant to Sections 4.1(b) and 4.1(d).

“Employer Matching Account” means that portion of each Participant’s Account that represents his interest in the Plan that is credited pursuant to Sections 4.1(c) and 4.1(d), including an amount equal to an Initial Participant’s employer matching account under the Prior Supplemental Plan immediately before the Effective Date.

“Enrollment Period” means any period designated by the Administrative Committee during which an Eligible Employee is permitted to make a Deferral Election.

“Initial Participant” means an Eligible Employee whose benefit liability under the Prior Supplemental Plan was transferred to the Company on the Effective Date.

“MESIP” means the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, as in effect on October 2, 2010.

“MIP Award” means the cash bonus payable under the Coca-Cola Enterprises Inc. Management Incentive Plan, as such plan is assumed and continued by the Company as the Coca-Cola Enterprises, Inc. Management Incentive Plan, and any successor plan thereto.

“Participant” means an Eligible Employee who satisfies the requirements for participation in the Plan and makes a Deferral Election and/or has amounts credited to his Employer Contribution Account pursuant to Article III. Any current or former Employee who has an interest under the Plan shall also be considered a Participant, even though such Employee is ineligible to make a Deferral Election.

“Participating Company” shall mean an Affiliate that has adopted the Plan with the consent of the Company or the Administrative Committee.

“Plan” means the Coca-Cola Enterprises, Inc. Supplemental Savings Plan, as amended.

“Plan Year” means the 12-month period beginning each January 1st and ending on the next December 31st; provided that the first Plan Year will begin on the Effective Date and end on December 31, 2010.

“Prior Supplemental Plan” means the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan, which was maintained by Coca-Cola Enterprises Inc. and certain liabilities of which were transferred to the Company in connection with the Merger.

“Savings Plan” means the Coca-Cola Enterprises, Inc. Savings Plan, as amended.

“Separation from Service” means a separation from service, within the meaning of Code section 409A, with the Employer and all Affiliates, applying the special rules regarding military service and periods of leave treated as continued employment pursuant to Treas. Reg. §1.409A-1(h)(1)(i) and using a 50% threshold for the level of service rather than 20% under Treas. Reg. §1.409A-1(h)(1)(ii).

ARTICLE III

PARTICIPATION AND DEFERRAL ELECTIONS

3.1. Participation.

(a) Compensation Deferral Election. An Eligible Employee may make a Deferral Election with respect to Compensation during an Enrollment Period ending no later than December 31 of the Plan Year, with such Deferral Election to be effective with respect to Compensation earned during and after the first full pay period that begins on or after the January 1 next following such Enrollment Period and through the last pay period that begins in the same year.

Notwithstanding the foregoing, an Eligible Employee who is not an Initial Participant may not make a Deferral Election with respect to Compensation earned before January 1, 2011. An Initial Participant’s Compensation Deferral Election under the Prior Supplemental Plan will remain in effect under this Plan with respect to Compensation earned on and after the Effective Date and may be changed or revoked only as allowed hereunder.

(b) MIP Deferral Election. An Eligible Employee may make a Deferral Election during an Enrollment Period with respect to his MIP Award payable for services performed in the Plan Year following such Enrollment Period. Such Enrollment Period shall end no later than December 31 of the Plan Year preceding the year in which the services relating to the MIP Award are performed. An Initial Participant’s MIP Award Deferral Election under the Prior Supplemental Plan will remain in effect under this Plan with respect to his MIP Award for services performed in 2010 and may be changed or revoked only as allowed hereunder.

(c) Employer Contributions. Effective January 1, 2011, each Eligible Employee shall be eligible to have Employer contributions credited to his Employer Contribution Account under Section 4.1(b).

(d) Employer Matching Contributions. An Initial Participant with an effective Deferral Election in place on the Effective Date shall be eligible to have Employer matching contributions credited to his Employer Matching Account under Section 4.1(c).

3.2. Limitation on Amount of Deferral Election. An Eligible Employee may elect to defer any whole percentage of his Compensation and/or MIP Award, subject to any maximum established by the Administrative Committee. Until changed by the Administrative Committee, a Participant’s Deferral Election shall not exceed 70% of his Compensation for any payroll period and/or 70% of any MIP Award.

3.3. Change in Deferral Election. Deferral Elections shall remain in effect for the current Plan Year and all future Plan Years until changed or revoked pursuant to this Section 3.3 or Section 3.4. A Participant may, during any Enrollment Period in which he is an Eligible Employee, increase or decrease the percentage of an existing Deferral Election or revoke an existing Deferral Election with respect to Compensation or an MIP Award to be paid for services performed in the Plan Year next following such Enrollment Period, provided: (a) such change must be made during, and shall become irrevocable at the end of, the Plan Year during which such Enrollment Period occurs; and (b) such Enrollment Period shall end no later than December 31 of the Participant’s taxable year prior to the Participant’s taxable year in which the services relating to the Compensation or MIP Award will be performed. A Participant may not otherwise revoke or change the percentage of an existing Deferral Election. If a Participant is no longer an Eligible Employee during an Enrollment Period, his Deferral Election shall be deemed to have been cancelled with respect to the Compensation and any MIP Award earned for services performed in the next Plan Year and all future Plan Years unless and until such Participant again becomes an Eligible Employee and makes a new Deferral Election in accordance with Section 3.1.

3.4. Cancellation of Deferrals Upon Hardship. In the event that a Participant receives a hardship distribution in a Plan Year pursuant to Treas. Reg. §1.401(k)-1(d)(3) under any section 401(k) plan of the Employer or an Affiliate or pursuant to Section 5.6 of this Plan, the Participant’s Deferral Election shall be cancelled with respect to any Compensation or MIP Award to be paid during the remainder of such Plan Year and any future Plan Year; provided, however, that (a) in the case of a hardship distribution under a section 401(k) plan, the Participant may elect during the next Enrollment Period that is at least six months after such hardship distribution occurs to make a new Deferral Election in accordance with the procedures set forth in this Article III, and (b) in the case of a hardship distribution under Section 5.6 of this Plan, the Participant may elect during the next Enrollment Period to make a new Deferral Election in accordance with the procedures set forth in this Article III.

ARTICLE IV

ACCRUAL OF BENEFITS

4.1. Participants’ Accounts.

(a) Deferral Account. Each Participant’s Deferral Account shall be credited with an amount equal to the portion of the Compensation or MIP Award deferred by the Participant as soon as practicable after such amount would otherwise be payable to the Participant, provided that deferrals for the period from October 2, 2010 through December 31, 2010 shall be credited as soon as practicable after the end of such Plan Year. In the case of an Initial Participant, the beginning balance of such Deferral Account will be equal to the balance of the Initial Participant’s deferral account in the Prior Supplemental Plan immediately before the Effective Date.

(b) Employer Contribution Account. Effective with respect to Plan Years beginning on and after January 1, 2011, an Eligible Employee’s Employer Contribution Account shall be credited with an amount equal to the difference between (i) the 7% employer contribution under the Savings Plan determined as if the Code section 401(a)(17) limit were $500,000 and taking into account the Eligible Employee’s Compensation and MIP Award without regard to any deferral of such amounts and (ii) the actual 7% employer contribution made under the Savings Plan. Such credit shall be made as of each applicable payroll period or at such other time as the Administrative Committee determines in its sole discretion.

(c) Employer Matching Account. Only an Initial Participant with a Deferral Election in place as of the Effective Date will be eligible to receive Employer matching contributions as provided in this subsection.

(1)	Initial Balance. The beginning balance of an Initial Participant’s Employer Matching Account will be equal to the balance of the Initial Participant’s employer matching account under the Prior Supplemental Plan immediately before the Effective Date.

(2)	Basic Matching Contribution. For the period from the Effective Date through December 31, 2010, the Employer Matching Account of each Initial Participant described above shall be credited, as soon as practicable after the end of the Plan Year, with an amount equal to the matching contribution to which the Initial Participant would have been entitled (assuming continued participation in the MESIP) for such period applying the matching contribution formula under the MESIP to the amount of his Compensation deferred under the Plan.

(3)	Lookback Matching Contribution. The Employer Matching Account of each Initial Participant described above who is an Eligible Employee on December 31, 2010 shall be credited, as soon as practicable after the end of the Plan Year, with an additional amount, if any, equal to the amount described in paragraph (A) less the amount described in paragraph (B):

(A)	The amount Coca-Cola Enterprises Inc. and the Employer, collectively, would have contributed to such Initial Participant’s matching contribution account under the MESIP for the period from January 1, 2010 through December 31, 2010 (the “2010 Plan Year”) if the Employer had adopted the MESIP as of October 2, 2010 and if (i) matching contributions to the MESIP were made based on the MESIP matching contribution formula but with respect to amounts deferred for the entire 2010 Plan Year (rather than on a payroll-by-payroll basis) and (ii) the amount of the Initial Participant’s Compensation and MIP Award deferred under the Prior Supplemental Plan and the Plan for the 2010 Plan Year had instead been deferred under the MESIP (in addition to any amounts contributed by the Initial Participant to the MESIP during the 2010 Plan Year).

(B)	The amount actually contributed by Coca-Cola Enterprises Inc. to the Initial Participant’s matching contribution account under the MESIP for the 2010 Plan Year plus the amount credited to the Participant’s Employer Matching Account under Section 4.1(b)(1) of the Prior Supplemental Plan and Section 4.1(c)(2) of this Plan for the Plan Year.

(4)	Code Limitations. The amount of the basic and lookback matching contributions shall be determined without regard to the limitations under Code section 401(a)(17) and Code section 402(g).

(d) Gains and Losses. The Deferral Account, Employer Matching Account, and Employer Contribution Account of each Participant shall be adjusted for gains and losses as if such Accounts were invested, in accordance with the elections of the Participant, in the benchmark investments made available by the Administrative Committee for this purpose. In accordance with Section 9.2, any such benchmark investment election shall be solely for purposes of crediting gains or debiting losses to the Participant’s Account. Such benchmark investment elections shall be made in accordance with the rules established for this purpose by the Administrative Committee, including rules with respect to making changes in benchmark investment elections, maximum benchmark investment elections in any single benchmark investment, and default elections if a Participant fails to make an effective election. For the period from October 2, 2010 through December 31, 2010, gains and losses pursuant to the foregoing will be determined after the end of such Plan Year but shall be credited as if the Initial Participant’s deferrals and matching contributions pursuant to Section 4.1(c)(2) were credited to his Deferral Account as of the time that the amount deferred would have otherwise been paid to him rather than after the end of the Plan Year.

4.2. Vesting. A Participant shall be 100% vested in his Account at all times.

ARTICLE V

DISTRIBUTIONS

5.1. Elections as to Time and Manner of Distribution. An Initial Participant’s Account shall be paid in the form and at the time elected for his Account under the Prior Supplemental Plan, which allowed for an election to have his entire Account distributed either (a) in a single lump-sum payment upon his Separation from Service or in any one of the 2nd through 10th calendar years following the year during which his Separation from Service occurs, or (b) in 2 to 10 annual installments beginning upon his Separation from Service or beginning in any one of the 2nd through 5th calendar years following the year during which his Separation from Service occurs. If the Participant failed to make a timely affirmative election under the Prior Supplemental Plan with regard to the time and manner of distribution, he shall be deemed to have elected to receive a lump-sum payment upon his Separation from Service. Any other Participant will have his Account paid in a single lump-sum payment upon his Separation from Service.

5.2. Six-Month Delay for Specified Employees. Notwithstanding anything in Section 5.1 to the contrary, any payment that would otherwise be made to a Participant who is a “specified employee” within the meaning of Code section 409A, using the methodology established by the Company for determining specified employees, during the six-month period following the Participant’s Separation from Service shall not be made during such six-month period, and shall instead be made at the end of such six-month period. Any payments that are not scheduled to be made during such six-month period shall be made at the time originally scheduled.

5.3. Changes in Elections as to Time or Manner of Distribution. If permitted in the sole discretion of the Administrative Committee, an Initial Participant may change his election regarding the time or manner of the distribution of his Account to another time or manner otherwise permitted in Section 5.1; provided, however, that any such change shall be effective only if (a) the change does not accelerate any payments, (b) the first payment with respect to which the change is made is deferred for at least five years after the date such payment would have been made under the election in effect at the time of the election change, and (c) the change does not take effect for at least 12 months. For this purpose, payments made in the form of installments shall be treated as a single payment made on the date of the first installment payment.

5.4. Automatic Distribution. Notwithstanding anything in this Plan to the contrary, if the amount credited to a Participant’s Account at the time of the Participant’s Separation from Service is less than or equal to the applicable deferral limit under Code section 402(g) (as increased from time to time), such Account shall be distributed upon such Separation from Service in a single-sum payment.

5.5. Distributions on Account of Death. Notwithstanding any other provision of the Plan or any election made by a Participant with respect to distribution of his Account, distribution of the balance of a Participant’s Account shall be made to the Participant’s Beneficiary in a lump-sum payment upon the Participant’s death.

5.6. Acceleration of Distribution Due to Financial Hardship. If a Participant experiences an unforeseeable emergency, the Administrative Committee, in its sole discretion, may accelerate payment of some or all of the Participant’s Account to the extent reasonably necessary to satisfy the emergency (including amounts necessary to pay any taxes or penalties reasonably anticipated to result from the distribution). For purposes of this Section 5.6, unforeseeable emergency shall have the same meaning as “unforeseeable emergency” under Code section 409A. To the extent that an event would otherwise constitute an unforeseeable emergency under this Section 5.6 with respect to a Participant’s spouse or dependent, such event shall constitute an unforeseeable emergency if it occurs with respect to a Participant’s “domestic partner” who meets the eligibility criteria for coverage under the Company’s group medical benefits plan and who has been designated by the Participant as a Beneficiary under this Plan.

ARTICLE VI

ADMINISTRATION

6.1. Plan Administration. The Plan shall be administered by an Administrative Committee appointed by the Company. All elections, designations and notices under the Plan shall be made at such times and in such manner as determined by the Administrative Committee.

6.2. Administrative Committee Action. Action of the Administrative Committee may be taken with or without a meeting of its members, provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of committee members qualified to vote with respect to such action. If a member of the Administrative Committee is a Participant, he shall not participate in any decision that solely affects his own Account or rights under the Plan.

6.3. Rights and Duties. The Administrative Committee shall administer the Plan and shall have all powers and discretion necessary to accomplish that purpose, including, but not limited to, the following:

(a) to construe, interpret, and administer the terms and intent of the Plan, with its decisions to be final and binding on all parties;

(b) to make allocations and determinations required by the Plan, and to maintain all necessary records of the Plan, including Participants’ Accounts;

(c) to compute and certify to the Company the amount of benefits payable to Participants or Beneficiaries, and to determine the time and manner in which such benefits are to be paid; and

(d) to designate a subcommittee, individual, or individuals to exercise any authority of the Administrative Committee under this Plan.

6.4. Compensation, Indemnity, and Liability. The Administrative Committee shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Administrative Committee shall be paid by the Employer. No member of the Administrative Committee shall be liable for any act or omission of any other member or any act or omission on his own part, except his own willful misconduct. The Employer shall indemnify and hold harmless each member of the Administrative Committee against any and all expenses and liabilities, including reasonable legal fees and expenses arising out of his membership on the Administrative Committee, except for expenses or liabilities arising out of his own willful misconduct.

6.5. Taxes. If all or any portion of a Participant’s Account shall become liable for the payment of any income, employment, estate, inheritance, or other tax that the Employer shall be required to pay or withhold, the Employer shall have the full power and authority to withhold and pay such tax out of any monies or other property credited to the Account of such Participant or Beneficiary at the time the Account is distributable to the Participant under the terms of the Plan.

ARTICLE VII

CLAIMS PROCEDURE

Claims for benefits and appeals of claim determinations under the Plan shall be processed in the manner set forth under the claims and appeals procedures set forth in the MESIP for the period from the Effective Date through December 31, 2010 and in the Savings Plan thereafter, provided that for this purpose, all references to the “Administrative Committee” or comparable claims administrator under the MESIP or the Savings Plan, as applicable, shall be read as references to the Administrative Committee under this Plan.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1. Amendment. The Company and the Administrative Committee shall each have the right to amend the Plan in whole or in part at any time; provided, however, that no amendment shall reduce the amounts credited to any Participant’s Account as of the effective date of such amendment. Any amendment shall be in writing and executed by a duly authorized officer of the Company or member of the Administrative Committee.

8.2. Termination of the Plan. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, in accordance with and subject to Code section 409A. In the event of termination of the Plan, the amounts credited to any Participant’s Account, as of the effective date of such termination, shall not be reduced (except for reductions related to losses debited from the Participant’s Account as a result of benchmark investment performance) and shall be distributed at a time and in the manner determined by the Administrative Committee, subject to the limitations of Code section 409A.

ARTICLE IX

MISCELLANEOUS

9.1. Limitation on Participant’s Rights. Participation in this Plan shall not give any Participant the right to be retained in the Employer’s employ or any rights or interest in this Plan or any assets of the Employer other than as herein provided. The Employer reserves the right to terminate the employment of any Participant without any liability for any claim against the Employer under this Plan, except to the extent provided herein.

9.2. Benefits Unfunded. The benefits provided by this Plan shall be unfunded. All amounts payable under the Plan to Participants or Beneficiaries shall be paid from the general assets of the Employer, and nothing contained herein shall require the Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits. Any funds of the Employer available to pay benefits under the Plan shall be subject to the claims of general creditors of the Employer and may be used for any purpose by the Employer. Participants and Beneficiaries shall have the status of general unsecured creditors of the Employer with respect to amounts of Compensation and MIP Awards they defer under the Plan or any other obligation of the Employer to pay benefits pursuant hereto.

Notwithstanding the preceding paragraph, the Employer may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. To the extent that assets are held in a trust when a benefit under the Plan becomes payable, the Administrative Committee may direct the trustee to pay such benefits from the assets of the trust.

9.3. Other Plans. This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under any employee benefit plans that are maintained by the Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

9.4. Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia without regard to conflict of laws principles thereunder. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

9.5. 409A Compliance. This Plan is intended to be and at all times shall be interpreted and administered so as to comply with Code section 409A. Nothing in the Plan shall provide a basis for any person to take action against the Employer based on matters covered by Code section 409A, including the tax treatment of amounts deferred under the Plan, and the Employer shall not under any circumstances have any liability to any Participant or Beneficiary for any taxes, penalties, or interest due on amounts paid or payable under the Plan, including taxes, penalties, or interest imposed under Code section 409A.

9.6. Gender, Number, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

9.7. Successors and Assigns; Nonalienation of Benefits. This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns, provided, however, that the amounts credited to the Account of a Participant shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder shall be void, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement.